Terex Corporation Completes Senior Notes Offering

NORWALK, CT, April 1, 2021 - Terex Corporation (“Terex”) (NYSE: TEX) today announced that it has completed the issuance of $600,000,000 in aggregate principal amount of 5.00% senior notes due 2029 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended.

Pursuant to a previously announced notice of redemption, Terex intends to use the proceeds from the offering of the Notes, together with cash on hand, to redeem its 5.625% senior notes due 2025 (the “2025 Notes”) on April 5, 2021 at a redemption price equal to 102.813% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or the related guarantees in any jurisdiction, or an offer to purchase, the solicitation of an offer to sell, or a notice to redeem any of the 2025 Notes.

Forward Looking Statements
This press release contains forward-looking information regarding future events or Terex's future financial performance based on the current expectations of Terex. In addition, when included in this press release, the words "may," "expects," "intends," "anticipates," "plans," "projects," "estimates" and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. Terex has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

About Terex
Terex Corporation is a global manufacturer of aerial work platforms and materials processing machinery. Terex designs, builds, and supports products used in construction, maintenance, manufacturing, energy, minerals and materials management applications. Terex's products are manufactured in North and South America, Europe, Australia, and Asia and sold worldwide. Terex engages with customers through all stages of the product life cycle, from initial specification and financing to parts and service support.

Contact Information
Terex Corporation
Randy Wilson
Director, Investor Relations
203-221-5415